THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. THIS WARRANT AND SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

2008-_____
WARRANT TO PURCHASE SHARES
OF THE COMMON STOCK OF

ASKMENOW, INC.

(Void after Expiration Date - ____________, 2013)

Issue Date: __________, 2008

This certifies that ___________________, a __________________ with a principal business address of ___________________ (or any valid transferee thereof, the “Holder”), for value received, shall be entitled to purchase from AskMeNow, Inc., a Delaware corporation having its principal place of business at 26 Executive Park, Suite 250, Irvine, California 92614 (together with its successors and assigns, the “Company”), subject to the terms and conditions set forth herein, _________________ (#) fully paid and non-assessable shares of the Company’s common stock, par value $.01 per share (“Common Stock”), at a price equal to $.10 per share, at any time and from time to time commencing as of the issue date set forth above (the “Issue Date”) and continuing up to and including 12:00 p.m. (California time) on ___________, 2013 (“Expiration Date”); provided, however, if such date is not a Business Day, then on the Business Day immediately following such date. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter sometimes referred to as the “Warrant Shares” and the “Exercise Price,” respectively.

This Warrant is being issued to the Holder in connection with the Company’s $1,000,000 offering (the “Offering”) of up to 1,000,000 shares of Series D Convertible Preferred Stock, $.01 par value, of the Company (the “Series D Stock”) that are automatically convertible into shares of the Company’s Common Stock upon the earlier to occur of the six month anniversary of the date of the final sale of shares of Series D Stock in the Offering (the “Closing Date”) or a Change of Control Transaction (as such term is defined in the Certificate of Designations, Preferences, Privileges, Powers and Rights for the Series D Stock). This Warrant is one of several that will be issued in the Offering, all identical except for names and amounts. An aggregate of 2,000,000 warrants will be issued by the Company if the full $1,000,000 Offering is completed. Such warrants are being issued on the basis of two (2) warrants for every one (1) dollar invested.

1. Exercise; Issuance of Certificates; Payment for Shares.

1. Mechanics of Exercise. This Warrant is exercisable, in whole at any time or in part from time to time, commencing on the Issue Date and prior to 12:00 P.M. (California time) on the Expiration Date, upon the surrender to the Company at its principal place of business (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed and delivery of an exercise notice in substantially the form attached hereto as Schedule A duly completed and signed, accompanied by payment in full of the aggregate Exercise Price for the number of Warrant Shares for which this Warrant is being exercised as determined in accordance with the provisions hereof. Payment shall be made by cash, certified or bank check or wire transfer of immediately available funds to the Company. This Warrant is exercisable in whole or in part, in increments of 5,000 shares, and in no event shall any exercise hereof be for fewer than 5,000 Warrant Shares unless fewer than 5,000 Warrant Shares are then purchasable under this Warrant. In the case of the exercise for less than all of the Warrant Shares represented by this Warrant, the Company shall cancel this Warrant certificate upon the surrender hereof and shall execute and deliver a new Warrant certificate or certificates of like tenor for the balance of the Warrant Shares for which this Warrant has not yet been exercised. The Company agrees that the shares of Common Stock purchased under this Warrant shall be deemed to be issued to the Holder hereof, and the Holder deemed to be the record owner of such shares, as of immediately prior to the close of business on the date on which the exercise notice attached hereto as Schedule A is delivered, and this Warrant surrendered, to the Company as provided herein (such date, the “Exercise Date”). Certificates for the shares of Common Stock purchased upon exercise, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised, and in any event within 10 business days of the Exercise Date. Each Common Stock certificate so delivered shall be in such denominations as may be requested by the Holder hereof and shall be registered on the Company’s books in the name designated by such Holder.

1.2 Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock or other securities may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to any exercise hereunder.

2. Determination or Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of Warrant Shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 2. Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

2.1 Subdivision or Combination of Common Stock. If at any time after the Issue Date hereof and prior to the exercise or Expiration Date hereof the Company shall subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined or reclassified into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this Subsection 2.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

2.2 Dividends in Common Stock or Other Stock or Securities. If at any time or from time to time after the Issue Date hereof and prior to the exercise or Expiration Date hereof the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor, shares of Common Stock or any shares of capital stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, then and in each such case, the Holder shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock or other capital stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities which such Holder would hold on the date of such exercise had the Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities.

2.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If at any time after the Issue Date hereof and prior to the exercise or Expiration Date hereof any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an “Organic Change”), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right, upon exercise of this Warrant, to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

2.4 No Adjustments in Certain Cases. No adjustment in the number of Warrant Shares purchasable pursuant to this Warrant shall be required unless the adjustment would require an increase or decrease of at least one percent (1.0%) in the number of Warrant Shares then purchasable upon the exercise of this Warrant. Except as provided in this Section 2, no other adjustments in the number, kind or price of shares constituting Warrant Shares shall be made during the term, or upon the exercise, of this Warrant. Further, no adjustments shall be made pursuant to this Section 2 hereof in connection with the grant or exercise of presently authorized or outstanding options to purchase, or the issuance of shares of Common Stock under, the Company’s director or employee benefit, option and incentive plans.

3. Issue Tax. The issuance of certificates for shares of Common Stock issuable upon the exercise of this Warrant shall be made without charge to the Holder for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer of this Warrant or any Warrant Shares.

4. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote, give consent or receive notices as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant, the interest represented hereby, or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

5. Representations and Covenants of the Holder. This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder:

5.1 Investment Purpose. This Warrant and, if exercised, the Warrant Shares issuable upon exercise of this Warrant, will be acquired for the Holder’s own account for investment only and not with a view to the sale or distribution of any part hereof or thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption therefrom under the Securities Act of 1933, as amended (the “Act”).

5.2 Private Issue. The Holder understands that (a) this Warrant and the Warrant Shares issuable upon exercise of this Warrant are not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (b) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 5.

5.3 Disposition of Holder’s Rights. In no event will the Holder make a disposition of this Warrant or the Warrant Shares issuable upon exercise of this Warrant unless and until (a) the Holder shall have notified the Company of the proposed disposition, and (b) if requested by the Company, the Holder shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Holder) satisfactory to the Company and its counsel to the effect that (i) appropriate action necessary for compliance with the Act has been taken, or (ii) an exemption from the registration requirements of the Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Common Stock issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of stock when (1) such security shall have been effectively registered under the Act and sold by the Holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the Act, or (3) a letter shall have been issued to the Holder at its request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the Holder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Holder or holder of a share of stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such Holder, one or more new certificates for the Warrant or for such shares of stock not bearing any restrictive legend.

5.4 Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, and has the ability to bear the economic risks of such investment.

5.5 Accredited Investor or Non-U.S. Person. The Holder is either an “accredited investor” within the meaning of Regulation D promulgated under the Act or not a “U.S. person” as defined in Rule 902 of Regulation S promulgated under the Act.

6. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

7. Transfer; Legends.

(a) The Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant or the Warrant Shares, in whole or in part, so long as such sale or other disposition is made pursuant to an effective registration statement or an exemption from the registration requirements of the Act and applicable state securities laws and compliance with Section 5.3 above, and provided that no sale, transfer, pledge or other disposition may be made to a competitor, direct or indirect, of the Company at any time. Upon such transfer or other disposition (other than a pledge), the Holder shall deliver this Warrant to the Company together with a written notice to the Company, substantially in the form of the transfer notice attached hereto as Schedule B, indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within ten (10) business days of receiving a transfer notice and the original of this Warrant, the Company shall deliver to the each transferee designated by the Holder another Warrant(s) of like tenor and terms for the appropriate number of Warrant Shares and, if less than all this Warrant is transferred, shall deliver to the Holder another Warrant for the remaining number of Warrant Shares not so transferred. Until this Warrant is transferred on the books of the Company (with the Company’s consent), the Company may treat the person in whose name this Warrant is issued as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

(b) Each Warrant and certificate representing Warrant Shares shall bear a legend substantially in the following form:

“THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. THIS WARRANT AND SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144 under the Act.

8. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon (a) personal delivery, against written receipt thereof, (b) delivery via facsimile with written confirmation, (c) one business day after deposit with Federal Express or another nationally recognized overnight courier service, or (d) five business days after being mailed, postage paid, via certified or registered mail, return receipt requested, addressed to each of the other parties thereunto entitled, at the addresses set forth on in the introductory paragraph hereof or at such other addresses as a party may designate by 10 days advance written notice.

9. Binding Effect. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

10. Descriptive Headings and Governing Law. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the laws of the State of Delaware.

11. Lost Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or bond reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of this Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

12. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then-effective Market Price.

13. Redemption. The Company may, at any time subsequent to the earlier of the third anniversary of the Closing Date and the date the Common Stock trades at or above $1.00 per share for twenty (20) consecutive trading days, redeem this Warrant in whole or in part at a price of $0.01 per share (the “Redemption Price”). The Company may exercise such redemption right by written notice thereof delivered to the Holder in accordance with Section 8 above, which notice shall indicate the portion of this Warrant the Company is electing to redeem. No later than ten (10) business days following delivery of such exercise notice, the Holder shall surrender to the Company at its principal place of business (or at such other location as the Company may advise the Holder in writing) this Warrant for redemption. The Company shall thereafter promptly remit payment to the Holder in full of the aggregate Redemption Price for the number of Warrant Shares for which this Warrant is being redeemed. Payment shall be made by cash, certified or bank check or wire transfer of immediately available funds. In the case of the redemption for less than all of the Warrant Shares represented by this Warrant, the Company shall cancel this Warrant certificate upon the surrender hereof and shall execute and deliver a new Warrant certificate or certificates of like tenor for the balance of the Warrant Shares for which this Warrant has not yet been redeemed.

In Witness Whereof, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this ______ day of ____________, 2008.

AskMeNow, Inc., a Delaware corporation

By:
Name: Darryl Cohen
Title: President and CEO
Address: AskMeNow, Inc. 26 Executive Park, Suite 250 Irvine, CA 92614 Phone: (949) 861-2590 Fax: (949) 861-2591 E-mail: dcohen@askmenow.com

SCHEDULE A

EXERCISE NOTICE

Date: _________________, _______

AskMeNow, Inc.
Attn: Chief Executive Officer

Ladies and Gentlemen:

The undersigned hereby elects to exercise the Warrant issued to it by AskMeNow, Inc. (“Company”) dated ___________ __, 2008 (Warrant No. _____), which Warrant shall be surrendered herewith, and pursuant to the terms thereof hereby elects to exercise rights represented by said Warrant for, and to purchase thereunder, __________________ shares of the Company’s Common Stock covered by said Warrant, at an Exercise Price of $____ per share, and tenders herewith payment of the purchase price in full for such shares of $_________, by cash, through the delivery of a certified or official bank check, or wire transfer or immediately available funds.

The undersigned hereby requests that certificates for such shares (or any other securities or other property issuable upon such exercise) be issued in the name of and delivered to the undersigned at the address set forth below, or as otherwise set forth below.

Very truly yours,

Name: Address:

SCHEDULE B

TRANSFER NOTICE

To Be Executed by the Holder
in Order to Assign Warrants

FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of shares of Common Stock of AskMeNow, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

The undersigned hereby irrevocably constitutes and appoints the Chief Executive Officer of the Company as the undersigned’s attorney to transfer this Warrant certificate on the books of the Company, with full power of substitution in the premises.

Dated: _____________________    Signature: _____________________________

Signature Guaranteed:

By: _______________________

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17A under the Securities Exchange Act of 1934, as amended.